Exhibit 99.1

PR Newswire – Editorial – Usual Distribution

For immediate distribution, January 18, 2007

Faxed to 612.331.3700, January 18, 2007

Sent via email to mnhubs@prnewswire.com

Contact: Darin Pellegrino, Assistant Controller 507.454.5374

FASTENAL COMPANY – ANNOUNCES STOCK REPURCHASE PROGRAM

Fastenal Company (Winona, MN – NASDAQ: FAST) announced today that its board of directors has authorized purchases by the company of up to an additional 1,000,000 shares of its common stock in transactions on THE NASDAQ or otherwise. Fastenal Company has approximately 151 million shares of common stock outstanding.

Fastenal sells different types of industrial and construction supplies in ten product categories. These include different types of: threaded fasteners and miscellaneous supplies; tools; metal cutting tool blades; fluid transfer components and accessories for hydraulic and pneumatic power; material handling and storage products; janitorial and paper products; electrical supplies; welding supplies; safety supplies; and raw materials (metals).

As of December 31, 2006, Fastenal operated 2,000 stores in the United States (all 50 states), Canada (all provinces), Puerto Rico (multiple), Mexico (multiple), Singapore (one location), Netherlands (one location), and China (one location) selling to the general public. The Company operates 12 distribution centers located in Minnesota, Indiana, Ohio, Pennsylvania, Texas, Georgia, Washington, California, Utah, North Carolina, Kansas, and Ontario, Canada.

Additional information regarding Fastenal Company is available on the Fastenal Company World Wide Web site at www.fastenal.com. FAST-G